Exhibit 23.2

Olden Lane Trust Series 7

c/o The Bank of New York Mellon, as Custodian

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

June 27, 2017

Re: Olden Lane Trust Series 7

Ladies and Gentlemen:

We have examined the Registration Statement (File No. 333-217617) for the above-captioned Trust and we consent to the use in the Registration Statement of the references to Olden Lane Advisors LLC, as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

All the best,
Olden Lane Advisors LLC
By: /s/ Michael C. Macchiarola
Michael C. Macchiarola
Partner

200 Forrestal Road. Princeton NJ 08540   |   (609) 436-9646   |   www.oldenlane.com